As filed with the Securities and Exchange Commission on June 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Orchid Island Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	27-3269228 (I.R.S. Employer Identification No.)

3305 Flamingo Drive Vero Beach, Florida (Address of Principal Executive Office)	32963 (Zip Code)

ORCHID ISLAND CAPITAL, INC. 2021 EQUITY INCENTIVE PLAN

(Full title of the plan)

Robert E. Cauley

Chief Executive Officer, President and Chairman of the Board
3305 Flamingo Drive

Vero Beach, Florida 32963

(Name and address of agent for service)

(772) 231-1400
(Telephone number, including area code, of agent for service)

Copies to:

S. Gregory Cope

Vinson & Elkins L.L.P.

2200 Pennsylvania Avenue NW

Suite 500 West

Washington, DC 20037

(202) 639-6526

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”). ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common stock, $0.01 par value per share (“Common Stock”)	8,525,000	$5.63	$47,995,750	$5,237

(1)

(1)	This registration statement (the “Registration Statement”) registers 8,525,000 shares of Common Stock that may be delivered with respect to awards under the Orchid Island Capital, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”), which shares consist of shares of Common Stock reserved and available for delivery with respect to awards under the Plan and additional shares of Common Stock that may become available or again become available for delivery with respect to awards under the Plan pursuant to the terms and conditions of the Plan.

(2)	Pursuant to Rule 416(a) under the Securities Act, the Registration Statement shall be deemed to cover an indeterminate number of additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)	The proposed maximum offering price per share and proposed maximum aggregate offering price for the shares of Common Stock have been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based upon the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange on June 15, 2021 (a date within five business days prior to the date of filing this Registration Statement).

(4)	Pursuant to Rule 457(p) under the Securities Act, Orchid Island Capital, Inc. (the “Registrant”) is offsetting the $5,237 registration fee due under the Registration Statement by utilizing a portion of the $7,502 fee previously paid with respect to unsold shares of Common Stock previously registered on the Registration Statement on Form S-8 (File No. 333-187632) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on March 29, 2013.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. In accordance with Rule 428 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act.  Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into the Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K (File No. 001-35236) for the year ended December 31, 2020, originally filed with the Commission on February 26, 2021 and amended on March 15, 2021, including information specifically incorporated by reference into such Annual Report on Form 10-K from the definitive proxy statement for the Registrant’s Annual Meeting of Stockholders filed with the Commission on April 22, 2021;

(b)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-35236) for the quarter ended March 31, 2021, filed with the Commission on April 30, 2021;

(c)	The Registrant’s Current Reports on Form 8-K (File No. 001-35236), other than with respect to Items 2.02 or 7.01, filed with the Commission on January 14, 2021, January 22, 2021, February 10, 2021, March 4, 2021, March 18, 2021, April 14, 2021, May 13, 2021 and June 15, 2021; and

(d)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A (File No. 001-35236) filed with the Commission on October 6, 2014, including any subsequent amendments or reports that the Registrant may file in the future for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received by such director or officer, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Registrant’s charter authorizes the Registrant, and the Registrant’s bylaws obligate the Registrant, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of the Registrant who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; and

•	any individual who, while a director or officer of the Registrant and at the Registrant’s request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

The Registrant’s charter and bylaws also permit the Registrant, with the approval of the Board of Directors of the Registrant, to indemnify and advance expenses to any individual who served the Registrant’s predecessor in any of the capacities described above and to any employee or agent of the Registrant or its predecessor.

Upon completion of the Registrant’s initial public offering, the Registrant entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Plan also provides that the members of the committee administering the Plan shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Registrant under the Securities Act or the Exchange Act as indicated in parentheses:

Exhibit
Number	Description

4.1	Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-11/A (File No. 333-184538) filed with the Commission on November 28, 2012).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 333-35236) filed with the Commission on March 19, 2019).

5.1*	Opinion of Venable LLP.

23.1*	Consent of Independent Registered Public Accounting Firm, BDO USA, LLP.

23.2*	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1 to the Registration Statement).

24.1*	Power of Attorney (included on the signature page of the Registration Statement).

99.1	Orchid Island Capital, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K (File No. 333-35236) filed with the Commission on June 15, 2021).

*Filed herewith.

Item 9.     Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vero Beach, State of Florida, on June 18, 2021.

ORCHID ISLAND CAPITAL, INC.

/s/ Robert E. Cauley
Name:	Robert E. Cauley
Title:	Chief Executive Officer, President and Chairman of the Board

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Robert E. Cauley as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, the Registration Statement has been signed by the following persons in the capacities indicated on June 18, 2021.

Signature	Title

/s/ Robert E. Cauley	Chief Executive Officer, President and Chairman of the Board
Robert E. Cauley	(Principal Executive Officer)

/s/ George H. Haas, IV	Secretary, Chief Financial Officer, Chief Investment Officer and Director
George H. Haas, IV	(Principal Financial and Accounting Officer)

/s/ Ava L. Parker	Director
Ava L. Parker

/s/ Frank P. Filipps	Director
Frank P. Filipps

/s/ Paula Morabito	Director
Paula Morabito

/s/ W Coleman Bitting	Director
W Coleman Bitting